Exhibit 4.27

Equity Interest Pledge Agreement

This Equity Interest Pledge Agreement (this “Agreement”) is made and entered into on May 12, 2022 in Beijing, the People’s Republic of China (“China” or the “PRC”, which, for the purpose of this Agreement, excludes Hong Kong Special Administration Region, Macau Special Administration Region and Taiwan) by and among:

Party A: Realsee (Tianjin) Technology Co., Ltd. (“Pledgee”)

Legal Representative: HUI Xinchen

Party B: Party C’s shareholders listed in Appendix 1 hereto (hereinafter referred to collectively as “Pledgors” and individually as a “Pledgor”)

Party C: Runikeshi (Beijing) Technology Co., Ltd.

Legal Representative: HUI Xinchen

(Pledgee, Pledgors and Party C are hereinafter collectively referred to as the “Parties” and individually as a “Party”.)

WHEREAS,

(1)

Pledgors are the shareholders of Party C, and Party C’s shareholding structure on the date hereof is set forth in Appendix 1 hereto. Party C is a limited liability company registered in Beijing, China. Party C desires to acknowledge the rights and obligations of Pledgors and Pledgee hereunder and provide necessary assistance on the registration of such pledge;

(2)

Pledgee is a wholly foreign-owned enterprise registered in the PRC. The Pledgee and Party C have entered into an Exclusive Business Cooperation Agreement (as defined below). The Pledgee, the Pledgors and Party C have entered into an Exclusive Option Agreement (as defined below). Each of the Pledgors has executed a Power of Attorney (as defined below) with the Pledgee as the attorney;

(3)

To ensure that Party C and the Pledgors fully perform its or their obligations under the Exclusive Business Cooperation Agreement, the Exclusive Option Agreement and the Power of Attorney, the Pledgors pledge to the Pledgee all the equity interests they hold in Party C as security for the performance of Party C’s and the Pledgors’ obligations under the Exclusive Business Cooperation Agreement, the Exclusive Option Agreement and the Power of Attorney.

To perform the terms of the Transaction Documents (as defined below), the Parties have agreed to enter into this Agreement as follows.

Article 1 Definitions

Unless otherwise provided herein, the terms below shall have the following meanings:

1.1Pledge: means the security interest granted by the Pledgors to the Pledgee pursuant to Article 2 of this Agreement, i.e., the right of the Pledgee to be compensated on a preferential basis with any proceeds received from monetization, auction or sale of the Pledged Equity Interest.

1.2Pledged Equity Interest: means 100% of the equity interests in Party C collectively held by the Pledgors on the date hereof, and all the future equity rights and interests in Party C held by the Pledgors.

1.3Term of Pledge: means the term set forth in Article 3 of this Agreement.

1.4Transaction Documents: means the Exclusive Business Cooperation Agreement entered into by and between Party C and the Pledgee on May 12, 2022 (the “Exclusive Business Cooperation Agreement”); the Exclusive Option Agreement entered into by and among the Pledgors, Party C and the Pledgee on May 12, 2022 (the “Exclusive Option Agreement”); and the Power of Attorney

executed by the Pledgors respectively on May 12, 2022 (the “Power of Attorney”), and any amendments, revisions and/or restatements thereto.

1.5Contractual Obligations: means all the obligations of the Pledgors under the Exclusive Option Agreement, the Power of Attorney and this Agreement, and all the obligations of Party C under the Exclusive Business Cooperation Agreement, the Exclusive Option Agreement and this Agreement.

1.6Secured Indebtedness: means all direct, indirect, consequential losses and loss of anticipated profits suffered by the Pledgee as a result of any Event of Default of the Pledgors and/or Party C, of which the basis for the amount of such losses includes without limitation reasonable business plans and profit forecasts of the Pledgee, the service fees payable by Party C under the Exclusive Business Cooperation Agreement, as well as all expenses as incurred by the Pledgee to enforce the performance of the Contractual Obligations by the Pledgors and/or Party C.

1.7Event of Default: means any circumstances as set forth in Article 7 of this Agreement.

1.8Notice of Default: means the notice issued by the Pledgee in accordance with this Agreement declaring an Event of Default.

Article 2 The Pledge

2.1The Pledgors hereby agree to pledge to the Pledgee the Pledged Equity Interest in accordance with this Agreement as security for the performance of the Contractual Obligations and the repayment of the Secured Indebtedness. Party C hereby agrees for the Pledgors to pledge the Pledged Equity Interest to the Pledgee in accordance with this Agreement.

2.2During the Term of Pledge, the Pledgee is entitled to receive any dividends or distributions in respect of the Pledged Equity Interest. With the prior written consent of the Pledgee, the Pledgors may collect such dividends or distributions in respect of the Pledged Equity Interest. Any dividends or distributions received by the Pledgors in respect of the Pledged Equity Interest after deduction of individual income tax paid by them shall, upon the Pledgee’s request, (1) be deposited into a bank account designated by the Pledgee, subject to supervision of the Pledgee, used as security for the Contractual Obligations and first applied towards full satisfaction of the Secured Indebtedness; or (2) to the extent permitted by the PRC laws, be unconditionally gifted to the Pledgee or any person designated by the Pledgee.

2.3With the prior written consent of the Pledgee, the Pledgors may subscribe for increased capital in Party C. Any increase in the capital contributed by the Pledgors to the registered capital of Party C as a result of any capital increase of Party C shall also be deemed as the Pledged Equity Interest, with respect to which, the Parties shall enter into further pledge agreement and file pledge registration for the increased capital contribution amount.

2.4In the event that Party C is to be dissolved or liquidated as required by any mandatory rules of the PRC laws, upon the lawful completion of such dissolution or liquidation procedure, any proceeds distributed by Party C to the Pledgors shall, upon the Pledgee’s request, (1) be deposited into a bank account designated by the Pledgee, subject to the supervision of the Pledgee, and used as security for the Contractual Obligations and first applied towards full satisfaction of the Secured Indebtedness; or (2) to the extent permitted by the PRC laws, be unconditionally gifted to the Pledgee or any person designated by the Pledgee.

Article 3 Term of Pledge

3.1The Pledge shall become effective on such date when the pledge of the Pledged Equity Interest contemplated herein has been registered with the relevant administration for market regulation. The Pledge shall be continuously valid until (1) full performance of the Contractual Obligations and full satisfaction of the Secured Indebtedness, (2) to the extent permitted by the PRC laws, the Pledgee and/or the Designee decides to purchase all the equity interests in Party C held by the Pledgors in accordance with the Exclusive Option Agreement, and the equity interests in Party C have all been duly transferred under the name of the Pledgee and/or the designee, and the Pledgee and/or the designee may legally engage in Party C’s business. The Pledgors and Party

C shall register the Pledge in the shareholders’ register of Party C on the date hereof, and shall submit an application for the AIC registration of the Pledge in due course. The Parties jointly confirm that for the purpose of registration of the Pledged Equity Interest, at the request of Party A, the Parties shall submit to the administration for market regulation this Agreement or an equity interest pledge agreement in the form required by the administration for market regulation at the place where Party C is located which truthfully reflects the Pledge hereunder (the “AIC Pledge Agreement”). In case of any matter unspecified in the AIC Pledge Agreement, this Agreement shall prevail. The Pledgors and Party C shall submit all necessary documents and complete all necessary procedures, as required by the PRC laws and regulations and the relevant administration for market regulation, to ensure that the Pledge shall be registered as soon as possible after filing.

3.2During the Term of Pledge, in the event the Pledgors and/or Party C fail to fulfill the Contractual Obligations or pay the Secured Indebtedness, the Pledgee shall be entitled to, but not be obliged to, exercise the Pledge in accordance with this Agreement.

Article 4 Custody for Certificates of the Pledge

4.1During the Term of Pledge, the Pledgors shall deliver to the Pledgee for custody within one (1) week following the date hereof the certificate of capital contributions to Party C and the register of shareholders which records the Pledge. The Pledgee will place such documents in custody throughout the entire Term of Pledge specified in this Agreement.

Article 5 Representations and Warranties of the Pledgors and Party C

The Pledgors and Party C hereby severally but not jointly represent and warrant to Party A on the date hereof that:

5.1The Pledgors are the sole legal owners of the Pledged Equity Interest;

5.2The Pledgee is entitled to dispose of and transfer the Pledged Equity Interest in accordance with this Agreement;

5.3Except for the Pledge, the Pledgors have not created any other pledge or other security interest on the Pledged Equity Interest;

5.4The Pledgors and Party C have obtained all necessary approvals and consents from governmental authorities and third parties (if required) in connection with the execution, delivery and performance of this Agreement;

5.5The execution, delivery and performance of this Agreement shall not: (i) cause any violation of any applicable PRC laws; (ii) conflict with the articles of association or other organizational documents of Party C; (iii) cause the breach of or constitute any default under any contracts or instruments to which they are a party or which are binding on them; (iv) cause any violation of any condition for the grant and/or continued effectiveness of any licenses or permits issued to either of them; or (v) cause the suspension or revocation of or imposition of additional conditions to any licenses or permits issued to either of them.

Article 6 Undertakings by the Pledgors and Party C

6.1During the term of this Agreement, the Pledgors and Party C severally but not jointly undertake to the Pledgee that:

6.1.1Without the prior written consent of the Pledgee, the Pledgors shall not transfer the Pledged Equity Interest or any portion thereof, create or permit the creation of any security interest or other encumbrances on the Pledged Equity Interest, except for the performance of the Transaction Documents;

6.1.2The Pledgors and Party C shall comply with the provisions of all the laws and regulations relating to the pledge of rights, and shall, within five (5) days upon receipt of any notice, order or recommendation issued or promulgated by the relevant competent authorities regarding the Pledge, present it to the Pledgee and concurrently comply with such notice, order or recommendation, or object thereto upon the reasonable request or consent of the Pledgee;

6.1.3The Pledgors and Party C shall promptly notify the Pledgee of any event or notice received by the Pledgors that may have an impact on the Pledged Equity Interest or any portion thereof, and that may change any warranties and obligations of the Pledgors hereunder or may have an impact on the fulfillment of any obligations by the Pledgors hereunder;

6.2The Pledgors agree that the rights granted to the Pledgee in respect of the Pledge hereunder shall not be interrupted or impaired by any legal procedure initiated by the Pledgors, any successors of the Pledgors or their entrusting party or any other persons.

6.3The Pledgors undertake to the Pledgee that in order to protect or perfect the security for the Contractual Obligations and the Secured Indebtedness under this Agreement, the Pledgors shall execute in good faith and cause other parties who have interests in the Pledge to execute all the certificates of rights, deeds, and/or perform and procure other parties who have interests in the Pledge to perform the acts as required by the Pledgee, facilitate the exercise of the Pledgee’s rights and authorizations granted hereunder and enter into all relevant documents regarding ownership of the Pledged Equity Interest with the Pledgee or any person (individuals or legal persons) designated by the Pledgee, as well as provide the Pledgee with all notices, orders and decisions regarding the Pledge as required by the Pledgee within a reasonable period of time.

6.4The Pledgors hereby undertake to the Pledgee that they will comply with and perform all the undertakings, representations and warranties and terms and conditions hereunder. In the event that the Pledgors fail to perform or fail to fully perform such undertakings, representations and warranties and terms and conditions hereunder, the Pledgors shall indemnify the Pledgee against all the losses resulting therefrom.

Article 7 Event of Default

7.1Each of the following circumstances shall constitute an Event of Default:

7.1.1The Pledgors breach any of their obligations under the Transaction Documents and/or this Agreement;

7.1.2Party C breaches any of its obligations under the Transaction Documents and/or this Agreement.

7.2Should the Pledgors and Party C know or identify the occurrence of any event set forth in Article 7.1 or any circumstance that may result in the foregoing events, they shall immediately notify the Pledgee in writing.

7.3Unless an Event of Default set forth in this Article 7.1 has been remedied at the request of the Pledgee within twenty (20) days upon receipt of the notice from the Pledgee to the Pledgors and/or Party C requesting the rectification of such Event of Default, the Pledgee may issue a Notice of Default to the Pledgors in writing at any time thereafter, requesting the exercise of the Pledge in accordance with Article 8 hereof.

Article 8 Exercise of the Pledge

8.1The Pledgee shall issue a written Notice of Default to the Pledgors for the exercise of the Pledge.

8.2Subject to the provisions of Article 7.3, the Pledgee may exercise its right to dispose of the Pledge at any time after the issuance of the Notice of Default in accordance with Article 8.1. Upon the Pledgee’s decision to exercise its right to dispose of the Pledge, the Pledgors shall no longer own any right and interest in respect of the Pledged Equity Interest.

8.3Upon the issuance of the Notice of Default in accordance with Article 8.1, the Pledgee is entitled to exercise all the remedies, rights and powers available to it under the PRC laws, the Transaction Documents and this Agreement, including without limitation to monetize, auction or sell the Pledged Equity Interests for preferential compensation. The Pledgee shall not be held liable for any losses arising from its reasonable exercise of such rights and powers.

8.4The proceeds received by the Pledgee as a result of the exercise of the Pledge shall be first applied towards payment of the taxes and administrative charges payable in connection with the disposal of the Pledged Equity Interest and the performance of the Contractual Obligations and the repayment of the Secured Indebtedness to the Pledgee. Any balance after the deduction of the foregoing payments shall be returned to the Pledgors or any other person who is entitled to such balance under applicable laws and regulations, or be deposited with the notary public at the place where the Pledgors are located, at the cost of the Pledgors; and to the extent permitted by the PRC laws, the Pledgors shall unconditionally gift such balance to the Pledgee or any person designated by the Pledgee.

8.5The Pledgee shall be entitled to elect to exercise, simultaneously or successively, any of its remedies for breach of contract; and the Pledgee shall not be required to first exercise other remedies for breach of contract prior to exercising its right to monetize, auction or sell the Pledged Equity Interest hereunder.

8.6The Pledgee shall be entitled to designate in writing its legal counsel or other agents to exercise on its behalf the Pledge, and neither the Pledgors nor Party C shall object thereto.

8.7When the Pledgee disposes of the Pledge in accordance with this Agreement, the Pledgors and Party C shall provide necessary assistance to the Pledgee for its exercise of the Pledge.

Article 9 Liabilities for Breach of Agreement

9.1If the Pledgors or Party C commits any material breach of any term of this Agreement, the Pledgee shall have right to terminate this Agreement and/or require the Pledgors or Party C to indemnify all damages. This Article 9 shall not prejudice any other rights of the Pledgee hereunder.

9.2Unless otherwise provided by law, in no event shall the Pledgor or Party C be entitled to terminate or cancel this Agreement.

Article 10 Assignment

10.1 The Pledgors and Party C shall not gift or assign their rights and obligations hereunder without the prior written consent of the Pledgee.

10.2This Agreement shall be binding upon the Pledgors and their successors and permitted assignees, and effective upon the Pledgee and each of its successors and assignees.

10.3The Pledgee may assign any or all of its rights and obligations under the Transaction Documents and this Agreement to any person designated by it at any time. In this case, the assignee shall enjoy and assume the rights and obligations of the Pledgee under the Transaction Documents and this Agreement as if the assignee were a party hereto or thereto, as applicable.

10.4In the event of a change of Pledgee due to assignment, the Pledgors and/or Party C shall, at the request of the Pledgee, enter into a new pledge agreement with the new pledgee with the same terms and conditions as this Agreement, and register such new pledge with the relevant administration for market regulation.

10.5The Pledgors and Party C shall strictly abide by the provisions of this Agreement and other contracts jointly or separately executed by and among the Parties, including the Transaction Documents, perform the obligations under the Transaction Documents, and refrain from any action/omission that may affect the validity and enforceability thereof. Unless with the written instructions of the Pledgee, the Pledgors shall not exercise their retained rights in respect of the Pledged Equity Interest.

Article 11 Termination

11.1Upon the full and complete performance of all of the Contractual Obligations and full satisfaction of the Secured Indebtedness by the Pledgors and Party C, the Pledgee shall, upon the Pledgors’ request, release the Pledge of the Pledged Equity Interest hereunder and cooperate with the Pledgors in relation to both the deregistration of the Pledge of the Pledged Equity Interest in

the shareholders’ register of Party C and the deregistration of the Pledge of the Pledged Equity Interest with the relevant administration for market regulation, as soon as practicably possible.

11.2 Articles 9, 13, 14 and 11.2 hereof shall survive the termination of this Agreement.

Article 12Costs and Other Expenses

All costs and actual expenses arising in connection with this Agreement, including without limitation the legal fees, processing fees, stamp duty, any other taxes and expenses, shall be borne by Party C.

Article 13 Confidentiality

The Parties acknowledge and confirm that any oral or written information related to this Agreement, the content hereof and exchanged for the purpose of preparation or performance of this Agreement shall be regarded as confidential information. Each Party shall maintain confidentiality of all such confidential information, and without prior written consent of the other Party, it shall not disclose any confidential information to any third party, except for the information that: (a) is or will be in the public domain (other than through the receiving Party’s unauthorized disclosure); (b) is subject to disclosure required under the applicable laws or regulations, rules of any stock exchange, or orders of the court or other government authorities; or (c) is required to be disclosed by any Party to its shareholders, directors, employees, legal counsels or financial advisors regarding the transaction contemplated hereunder, provided that such shareholders, directors, employees, legal counsels or financial advisors shall be bound by the confidentiality obligations similar to those set forth in this Article. Disclosure of any confidential information by the shareholders, directors, employees of or agencies engaged by any Party shall be deemed disclosure of such confidential information by such Party and such Party shall be held liable for breach of this Agreement.

Article 14 Applicable Law and Dispute Resolution

14.1The conclusion, validity, interpretation, performance, revision and termination and dispute resolution of this Agreement shall be governed by the PRC laws.

14.2In case of any dispute arising out of the performance of this Agreement or in connection with this Agreement, either Party may submit such dispute to Beijing Arbitration Commission (“BAC”) for arbitration in Beijing in accordance with the arbitration rules of BAC then in force. The arbitral tribunal shall consist of three arbitrators appointed in accordance with the arbitration rules, with the claimant appointing one arbitrator, the respondent appointing one arbitrator, and the third arbitrator appointed by the first two arbitrators or appointed by BAC. The arbitration shall be conducted in confidentiality and the language used in the arbitration shall be Chinese. The arbitration award shall be final and binding upon the Parties. Where appropriate, the arbitration tribunal or the arbitrator may award compensation in respect of the equity, assets, property interests or land assets of Party C and its subsidiaries (if any), award compulsory remedies (including but not limited to those necessary for conducting business or mandating transfer of assets), or direct liquidation of Party C and its subsidiaries, in accordance with the dispute resolution provisions and/or applicable PRC laws. Moreover, pending the formation of the arbitration tribunal or otherwise under appropriate conditions, either Party may seek preliminary injunctive relief or other interlocutory remedies to facilitate the arbitration from a court with competent jurisdiction, including the PRC courts, which shall also include the courts of Hong Kong, Cayman Islands and the place where the main assets of Party C and/or its subsidiaries are located.

14.3Pending arbitration of any dispute, except for the disputed matters under arbitration, the Parties shall continue to exercise their respective rights and perform their respective obligations hereunder.

Article 15 Notice

15.1All notices and other communications required or permitted to be given hereunder shall be delivered personally or sent by registered mail, postage prepaid, by a commercial courier service or by facsimile transmission to the address of such Party set forth below. A confirmation copy of each notice shall also be sent by email. The dates on which notices shall be deemed to have been effectively served shall be determined as follows:

15.1.1Notices given by personal delivery (including courier service), shall be deemed effectively served on the date of signature for receipt;

15.1.2Notices given by registered mail, postage prepaid, shall be deemed effectively served on the 15th day after the date on the registered letter receipt;

15.1.3Notices given by facsimile transmission, shall be deemed effectively served on the date indicated on the fax transmission record, unless it is delivered after 5 o’clock p.m. or on a non-business day per the local time of the recipient, in which case, it shall be deemed effectively served on the business day immediately following the date indicated on the fax transmission record.

15.2For the purpose of notice, the addresses of the Parties shall be as below:

Party A: Realsee (Tianjin) Technology Co., Ltd.

Address: ************************

Attn: ***********

Phone: ***********

Email: ***********

Party B: Party C’s shareholders listed in Appendix 1 hereto

Address: ************************

Attn: ***********

Phone: ***********

Email: ***********

Party C: Runikeshi (Beijing) Technology Co., Ltd.

Address: ************************

Attn: ************

Phone: ***********

Email: ***********

15.3Either Party may change its address for notice at any time by delivering a notice to the other Party in accordance with this Article.

Article 16 Severability

In the event that any or more provisions of this Agreement are held to be invalid, illegal or unenforceable in any aspect in accordance with any laws or regulations, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or compromised in any aspect. The Parties shall negotiate in good faith to replace such invalid, illegal or unenforceable provisions with effective provisions that accomplish to the greatest extent permitted by laws the intentions of the Parties, and are of an economic effect as close as possible to that of such invalid, illegal or unenforceable provisions.

Article 17 Appendices

The appendices attached to this Agreement shall be integral parts of this Agreement.

Article 18 Effectiveness

18.1 This Agreement shall become effective upon the date of execution (which will be signed by hand, in case of natural person; or affixation of seal, in case of non-natural person) by the Parties.

18.2Any amendments, changes and supplements to this Agreement shall be in writing and shall become effective upon signing or affixation of seal by the Parties and completion of the governmental registration procedures (if applicable) in accordance with the regulations.

Article 19 Counterparts

This Agreement may be executed in any number of counterparts, each of which shall have the same legal effect.

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IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Equity Interest Pledge Agreement as of the date first written above, which will take effect in accordance with the provisions of this Agreement.

Realsee (Tianjin) Technology Co., Ltd. (seal)
/s/ Realsee (Tianjin) Technology Co., Ltd. (seal)

Signed by:	/s/ HUI Xinchen
Name: HUI Xinchen
Title: Legal Representative

Equity Interest Pledge Agreement
Signature Page

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Equity Interest Pledge Agreement as of the date first written above, which will take effect in accordance with the provisions of this Agreement.

HUI Xinchen

Signed by:	/s/ HUI Xinchen

Equity Interest Pledge Agreement
Signature Page

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Equity Interest Pledge Agreement as of the date first written above, which will take effect in accordance with the provisions of this Agreement.

PAN Cihui

Signed by:	/s/ PAN Cihui

Equity Interest Pledge Agreement
Signature Page

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Equity Interest Pledge Agreement as of the date first written above, which will take effect in accordance with the provisions of this Agreement.

SHI Wenbo

Signed by:	/s/ SHI Wenbo

Equity Interest Pledge Agreement
Signature Page

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Equity Interest Pledge Agreement as of the date first written above, which will take effect in accordance with the provisions of this Agreement.

WU Ge

Signed by:	/s/ WU Ge

Equity Interest Pledge Agreement
Signature Page

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Equity Interest Pledge Agreement as of the date first written above, which will take effect in accordance with the provisions of this Agreement.

YANG Yonglin

Signed by:	/s/ YANG Yonglin

Equity Interest Pledge Agreement
Signature Page

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Equity Interest Pledge Agreement as of the date first written above, which will take effect in accordance with the provisions of this Agreement.

SUN Lin

Signed by:	/s/ SUN Lin

Equity Interest Pledge Agreement
Signature Page

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Equity Interest Pledge Agreement as of the date first written above, which will take effect in accordance with the provisions of this Agreement.

ZHOU Yan

Signed by:	/s/ ZHOU Yan

Equity Interest Pledge Agreement
Signature Page

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Equity Interest Pledge Agreement as of the date first written above, which will take effect in accordance with the provisions of this Agreement.

YANG Guang

Signed by:	/s/ YANG Guang

Equity Interest Pledge Agreement
Signature Page

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Equity Interest Pledge Agreement as of the date first written above, which will take effect in accordance with the provisions of this Agreement.

Runikeshi (Beijing) Technology Co., Ltd. (seal)
/s/ Runikeshi (Beijing) Technology Co., Ltd. (seal)

Signed by:	/s/ HUI Xinchen
Name: HUI Xinchen
Title: Legal Representative

Equity Interest Pledge Agreement
Signature Page

Appendix 1: Shareholding Structure of Party C

Shareholders	Subscribed Registered Capital (RMB)	Contribution Percentage
HUI Xinchen	160,000	80%
PAN Cihui	8,000	4%
SHI Wenbo	8,000	4%
WU Ge	8,000	4%
YANG Yonglin	4,000	2%
SUN Lin	4,000	2%
ZHOU Yan	4,000	2%
YANG Guang	4,000	2%
Total	200,000	100%

Equity Interest Pledge Agreement
Appendix 1

Appendix 2

1.	Party C’s Register of Shareholders (which shall indicate the equity pledge hereunder);
2.	Party C’s Certificate of Capital Contribution;
3.	Exclusive Business Cooperation Agreement;
4.	Exclusive Option Agreement;
5.	Power of Attorney.

Equity Interest Pledge Agreement
Appendix 2